UNITED STATES
SECURITIES ANE EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: January 24, 2003

THE DIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization) 15501 NORTH DIAL BOULEVARD SCOTTSDALE, ARIZONA (Address of Principal Executive Offices)	51-0374887 (I.R.S. Employer Identification No.) 85260-1619 (Zip Code)

Registrant’s Telephone Number, including Area Code (480) 754-3425.

Table Of Contents

Item 5. Other Events.

Income Statement Restated for Argentina Discontinued Operation

The following sets forth Dial’s consolidated income statement for the first, second and third quarters of 2002 and the first nine months of 2002, each of which have been restated to reflect Dial’s Argentina business as a discontinued operation. Dial has previously disclosed that it has entered into an agreement to sell its Argentina business and, subject to negotiated closing conditions and Argentine governmental consents, the transaction currently is expected to close late in the first quarter or early in the second quarter of 2003.

	2002
	(Unaudited)

				Nine Months
	First	Second	Third	Ended
	Quarter	Quarter	Quarter	Sept. 28, 2002

Net Sales	$294,579	$320,015	$334,003	$948,597
Costs and expenses:
Cost of products sold	186,172	198,018	210,412	594,602
Asset writedowns and other special items, net gain	—	(1,182)	—	(1,182)

	186,172	196,836	210,412	593,420
Selling, general and administrative expenses	60,807	65,593	65,959	192,359

Total costs and expenses	246,979	262,429	276,371	785,779

Operating income	47,600	57,586	57,632	162,818
Interest and other expenses	(11,024)	(9,459)	(9,741)	(30,224)
Net earnings of joint ventures	—	1,749	—	1,749

Income from continuing operations before income taxes	36,576	49,876	47,891	134,343
Income tax expense on continuing operations	13,480	18,098	17,707	49,285

Net income from continuing operations	23,096	31,778	30,184	85,058
Discontinued operations
Adjustment on disposal of discontinued SPC segment, net of tax	1,260	—	—	1,260
Income from operations of discontinued Argentina segment, net of tax	476	1,654	918	3,048

Total loss from discontinued operations	1,736	1,654	918	4,308
Cumulative effect of change in accounting principle, net of tax	(43,308)	—	—	(43,308)

Net Income (Loss)	$(18,476)	$33,432	$31,102	$46,058

Basic shares outstanding	91,794	92,243	92,539	92,188
Equivalent shares	1,285	2,235	2,112	1,974

Diluted shares outstanding	93,079	94,478	94,651	94,162
Basic net income (loss) per common share:
Income from continuing operations without special items	$0.25	$0.32	$0.33	$0.90
Special items	—	0.02	—	0.02
Adjustment on disposal of discontinued SPC segment	0.01	—	—	0.01
Income from operations of discontinued Argentina segment	0.01	0.02	0.01	0.03
Cumulative effect of change in accounting principle	(0.47)	—	—	(0.47)

Basic net income (loss) per common share	$(0.20)	$0.36	$0.34	$0.50
Diluted net income (loss) per common share:
Income from continuing operations without special items	$0.25	$0.31	$0.32	$0.88
Special items	—	0.02	—	0.02
Adjustment on disposal of discontinued SPC segment	0.01	—	—	0.01
Income from operations of discontinued Argentina segment	0.01	0.02	0.01	0.03
Cumulative effect of change in accounting principle	(0.47)	—	—	(0.46)

Diluted net income (loss) per common share	$(0.20)	$0.35	$0.33	$0.49

Legal Proceedings

As we have previously disclosed, Dial is defending a lawsuit filed by the U.S. Equal Employment Opportunity Commission (“EEOC”). This lawsuit is pending in the U.S. District Court for the Northern District of Illinois, Eastern Division, and is entitled Equal Employment Opportunity Commission v. The Dial Corporation, Civil Action No. 99 C 3356. The EEOC alleges that Dial has engaged in a pattern and practice of discrimination against a class of female employees at its Aurora, Illinois manufacturing facility by subjecting them to sexual harassment and failing to take prompt remedial action after these employees complained about alleged harassment. Most of the potential claimants’ allegations relate to incidences that allegedly occurred prior to 1996. The EEOC is seeking injunctive relief and unspecified compensatory and punitive damages.

Dial has denied the EEOC’s allegations. The trial is scheduled to begin in late April 2003. During initial settlement discussions, the EEOC has indicated that it is seeking $15 million to resolve this case. Based upon our investigation, we do not believe the facts warrant such a large settlement. Accordingly, we are preparing for trial.

There currently are 89 potential claimants. However, we currently believe that the number of claimants who ultimately will be eligible to recover damages in this case is much fewer than 89 based upon the potential claimants’ individualized allegations and Dial’s defenses. Nevertheless, no assurances can be given regarding the number of potential claimants who will ultimately be eligible to recover monetary damages. Compensatory and punitive damages are limited to a maximum of $300,000 for each potential claimant.

We continue to believe that this case will not have a material adverse effect on our financial condition. However, depending on the outcome, this case could have a material adverse effect on our operating results in the quarter in which the case is resolved. In addition, negative publicity resulting from this lawsuit could adversely affect our sales and operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Dial Corporation
January 24, 2003

/s/ Conrad A. Conrad

Conrad A. Conrad
Executive Vice President and Chief Financial Officer